Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 11, 2011, in Supplement No. 13 to the Prospectus related to the Registration Statement (Form S-11 No. 333-156633) of KBS Strategic Opportunity REIT, Inc. for the registration of 140,000,000 shares of its common stock.

/s/ Ernst & Young LLP

Irvine, California

March 11, 2011